Thursday, October 4, 2001

VIA HAND-DELIVERY

Peter T. van der Grinten
5155 Falcon Chase Lane
Atlanta, GA 30342

                    RE: Separation Agreement and Release

Dear Peter:

As we discussed, the decision has been made to terminate your employment. QuadraMed Corporation (the "Company") is providing you with certain termination benefits pursuant to the terms of your Employment Agreement dated January 7, 2001 (the "Employment Agreement"), which requires you to execute a release of claims in exchange for those benefits.

The purpose of this Agreement is to implement the terms of that Employment Agreement, without superseding it. To the extent there is any conflict between this Agreement and your Employment Agreement, the Employment Agreement governs.

In consideration of your acceptance of this agreement, including the Company's payment of the termination benefits and your execution of the release set forth below, the following terms apply:

                           Effect of Termination

Your termination is effective October 11, 2001 (the "Separation Date"), however, you should not appear in the office after today.

On the Separation Date, you will receive pay for all work performed for the Company through the Separation Date, and pay for all hours of vacation time you have accrued but not used as of that date. You will not continue to earn vacation or other paid time off after the Separation Date.

You may be eligible to file for unemployment benefits after the Separation Date and should contact the Commonwealth of Virginia for further information.

                             Severance Benefits

1. Pursuant to Section 10(A) of the Employment Agreement, the Company agrees to pay you a total of one year's annual base rate of salary, equal to $210,000 (two hundred and ten thousand dollars), less applicable state and federal payroll deductions. This amount will paid in monthly installments over a one year period, the first installment to be paid after the Effective Date of this agreement, as defined below.

2. Pursuant to Section 10(B) of the Employment Agreement, you will also receive coverage under the Company's group medical and dental insurance for twelve (12) months, or until you qualify for comparable benefits with a subsequent employer, whichever comes first. You agree that you will notify the Company immediately upon becoming eligible for comparable medical and dental benefits. For further information on benefit matters, please contact Lawanda Spinner at 703-709-2459.

3. Pursuant to Section 10(C) of the Employment Agreement, all 200,000 of your unvested options to purchase the Company's Common Stock at $0.875 shall accelerate and any repurchase rights will terminate so that each such option will become immediately and fully exercisable or vested as of the Effective Date. Each such accelerated Option will remain exercisable for a period of three (3) years following Separation Date and may be exercised for any or all of the option shares, in accordance with the exercise provisions of the Option agreement evidencing the grant. For further information on your options and how to exercise them, please contact Carlotta Barr-Smith at 415-482-2217.

                              General Release

The Company wants to be certain that this Agreement will resolve any and all concerns that you might have and therefore requests that you carefully consider the terms of this agreement, including the release of claims set forth below and, in that connection, encourages you to seek the advice of an attorney before you sign this agreement.

Except as specifically described in this letter, this letter constitutes the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters.

You, for yourself and all other persons or entities claiming by or through you, in exchange for her receipt of the Severance Benefits set forth above, the receipt of which is hereby acknowledged, hereby unconditionally and irrevocably releases, acquits, and forever discharges the Company, its direct and indirect subsidiaries, affiliated companies, and entities and each of their respective officers, directors, and employees (in their capacity as officers, directors, and employees), and successors and assigns, and each of them, of and from any and all actions, causes of action, suits, proceedings, claims, and obligations of any nature whatsoever, whether contingent or matured, known or unknown, and whether based upon facts now known or unknown, direct or indirect, in law, equity, or bankruptcy, whether in contract, tort, or otherwise, asserted or which might have been asserted from the beginning of the world to the date hereof, arising out of, in connection with, or directly or indirectly relating to the Company's employment of you, including without limitation any claim of breach of the Employment Agreement, and claims of violation of the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Family and Medical Leave Act of 1993, Commonwealth of Virginia employment discrimination statutes, and any other federal, state or local civil or human rights law, and any rights under the Employment Agreement, specifically excluding however (a) any claim for pension, welfare and other employee fringe benefits provided by the Company to which you are entitled (You are not presently aware of any breach by the Company of any obligations to provide such benefits); (b) any claim by you for unemployment compensation benefits to which you may be entitled under Commonwealth of Virginia unemployment statutes; and (c) any rights or claims that may arise after the date this Agreement is executed.

                                   Waiver

You waive any right to file or participate in any charge or complaint against the Company, its direct and indirect subsidiaries, affiliated companies, and entities and each of their respective officers, directors, and employees (in their capacity as officers, directors, and employees), and successors and assigns, or accept any recovery from any charge or complaint against any the Company or any such party. This waiver applies to actions before any court or administrative agency.

                           Expense Reimbursement

Any expense reimbursements for amounts due to you should be submitted on the appropriate Company form within the next five (5) business days.

                             Your Undertakings

You agree that the payments by the Company as described in this agreement shall be in full and complete satisfaction of any and all sums which are now or might hereafter have become owing to you for services rendered by you during your employment or in connection with your termination of employment.

                     Confidentiality of this Agreement

You agree that this Agreement is confidential and that you will not discuss the fact that it exists or its terms with anyone else except your immediate family members, attorney, tax accountant, or as required by law, and that the individuals to whom disclosure is made under this paragraph agree to maintain the confidential nature of this Agreement.

You recognize that any breach of this confidentiality provision would be a material breach of this Agreement of a sort that would cause the Company irreparable injury in an amount not readily quantifiable as damages, and that in addition to whatever legal or equitable remedy may be available in compensation of that injury, the Company may seek, among other things, the return from you of the consideration paid pursuant to this Agreement.

                   Protection of Confidential Information

Pursuant to Section 14(A) of the Employment Agreement, you agree to maintain the confidentiality of the Company's confidential or proprietary information at all times and that you will not use or disclose the Confidential Information in any manner. Such confidential and proprietary information includes, but is not limited to, the names, addresses and telephone numbers of QuadraMed's customers, QuadraMed's trade secrets, proprietary software, information pertaining to its business, client base or prospects, customer lists and accounts, and other similar information indicating the source of the company's income and information pertaining to the salaries, duties and performance levels of QuadraMed employees.

                             Access to Systems

You agree that, after Separation Date, you will not - for any reason - attempt to access or use any Company computer or computer network or system, including without limitation the Company's electronic mail systems.

                             Non-Disparagement

Pursuant to Section 13 of the Employment Agreement, you agree that, for a period of two (2) years from the Effective Date, you will not disparage the Company or any of the people or organizations associated with it, including customers, stockholders, directors, officers, employees, or agents; and that you will not otherwise do or say anything that could disrupt the morale of the employees of the Company or otherwise harm its business or reputation. The Company agrees that neither it nor its officers will do or say anything to disparage or harm your reputation in the business community.

                            Return of Documents

Pursuant to Section 14(B) of the Employment Agreement, you give the Company assurance that you have returned to it any and all documents, materials, intellectual property, and other information related to the business, whether present or otherwise, of the Company and its affiliates, and all copies, and all keys and other property of the Company and its affiliates, in your possession or control.

                            Restrictive Covenant

Pursuant to Section 12 of the Employment Agreement, you agree that for two years following the Effective Date, you will not work for, or have an interest in, a company that competes with the Company, directly or indirectly, in products, market, or services in any of the territories in which the Company conducts business during the restricted period.

                              Non-Solicitation

Pursuant to Section 13 of the Employment Agreement, you agree that for two years following the Effective Date, you will not directly or indirectly (i) solicit any Company employee, independent contractor, or consultant to leave the Company's employ or otherwise terminate their relationship with the Company for any reason or interfere in any other manner with the employment or other relationships between the Company and its employees, independent contractors and consultants; (ii) solicit any of the Company's customers for products or services substantially similar to those offered by the Company.

                             Future Cooperation

You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have risen or which may arise following the signing of this agreement. The Company agrees that it will reimburse your actual and reasonable expenses incurred in connection with such cooperation.

                                  Disputes

You agree that any dispute arising out of this Agreement or the Employment Agreement will be governed by Section 4 (Injunctive Relief and Additional Remedy) and Section 9 (Arbitration) of the Employment Agreement.

                        Acknowledgments; Return Date

In signing this agreement, you give the Company assurance that you have had a full and reasonable opportunity to consider its terms; that you have read and understood all of those terms; and that your acceptance of this agreement is freely and voluntarily given.

This agreement is made in Virginia and is governed by Virginia and Federal law. If any provision of this agreement is found to be invalid, the remaining provisions of the agreement will remain in full force and effect and be enforced without reference to the invalid provision.

If the terms of this agreement are acceptable to you, please sign and return this letter to Michael H. Lanza, Executive Vice President, QuadraMed, 22 Pelican Way, San Rafael, California, 94901 no later than twenty-one (21) days from today. You may revoke this agreement at any time during the seven (7) day period immediately following the date of your signing. If you do not revoke this agreement, then, at the expiration of that seven (7) day period, this agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above, which shall be the Effective Date.

The enclosed copy of this letter, which you should also sign and date, is for your records.

Formalities aside, I wish you well in your future endeavors. If you should have any questions, please call me.

Very truly yours,

/s/ Lawrence P. English


Lawrence P. English
Chairman & Chief Executive Officer



                        Acknowledgement & Acceptance


Having had the time to reflect, I freely accept the above Agreement. I acknowledge and agree that no Company representative has made any representation to or agreement with me and I am not relying on any factual assumptions relating to this Agreement. I acknowledge and agree that my execution and delivery of this Agreement is based upon my independent review of this Agreement, and I hereby expressly waive any and all claims or defenses by me against the enforcement of this Agreement which are based upon allegations or representations, projections, estimates, understandings or agreements by the Company or any of its representatives that are not contained in the express terms of this Agreement.





/s/ Peter T. van der Grinten              10/31/01
----------------------------              -----------------------------------
Peter T. van der Grinten                  Date


Duplicate originals
LPE/mhl

cc:      Michael H. Lanza, EVP
         Katie Wargnier, VP of Human Resources